Exhibit 10.1
ROOT, INC.
EXECUTIVE RETENTION AGREEMENT

Dear Matt:

The Compensation Committee recently approved a cash payment to you in the amount of $750,000.00. You will be required to repay all or a portion of the cash payment should you resign without Good Reason (as defined below) or be terminated for Cause (as defined below) on or prior to August 9, 2025. Accordingly, this agreement (this “Agreement”) confirms the terms and conditions of the cash payment to be made by Root, Inc., or one of its wholly owned subsidiaries (collectively, the “Company”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”). If you do not execute and return a copy of this Agreement prior to August 31, 2023, this Agreement shall be null and void.

1. Cash Payment. Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in the amount of Seven Hundred, Fifty Thousand Dollars and Zero Cents ($750,000.00) (the “Cash Payment”), payable with the payroll cycle immediately following the Effective Date. You agree that in the event your employment with the Company terminates on or before August 9, 2025 for any reason other than a Termination by Executive for Good Reason, or Termination by the Company without Cause, or Termination upon Death or Disability (the “Retention Date”), you will be required to repay all or a portion of the Cash Payment to the Company within ten (10) business days of such termination as set forth below (the “Clawback Amount”).

2. Definitions. For the purposes of this Agreement, the following terms shall have the specified meanings:

(a) “Cause” shall have the same meaning as set forth in your Executive Employment Agreement dated December 2, 2021, as amended (the “Executive Employment Agreement”).
(b) “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including regulations and rules thereunder and successor provisions and regulations and rules thereto.
(c) “Disabled” shall have the same meaning as set forth in the Executive Employment Agreement.
(d) “Qualifying Termination” shall mean a (i) Termination by Executive for Good Reason, or (ii) Termination by the Company without Cause, or (iii) Termination upon Death or Disability, as set forth in the Executive Employment Agreement. For avoidance of doubt, in the event of a Qualifying Termination and in order to qualify for the benefits hereunder related to a Qualifying Termination, you must (x) continue to comply with your obligations under your Proprietary Information and Inventions Agreement and the Executive Employment Agreement, and (y) execute a release of employment related claims in a form to be provided by the Company (the “Release”), and such Release becomes irrevocable within 60 days of your termination. A termination of employment (other than in the case of death) will not be a Qualifying Termination if you do not comply with conditions (x) and (y) herein, or if you revoke the Release, in which case you will be required to repay the Cash Payment within ten (10) business days after the expiration of the 60-day period.
3. Severance Coordination. The Cash Payment is in addition to, and not an offset against, any incentive bonus or otherwise or any severance payment to which you may otherwise be entitled. Accordingly, any incentive payments or otherwise or any cash severance or termination pay otherwise payable to you or under any other severance plan, change in control agreement, employment agreement or other plan or agreement in which the Company has agreed to pay cash severance or termination pay will not be reduced by the amount of the Cash Payment except where such a reduction constitutes or otherwise represents a Clawback Amount.

4. Cash Payment has not been Earned. Notwithstanding anything that could be construed to the contrary set forth in this Agreement, you are not entitled to retain the full Cash Payment until after the Retention Date has passed, other than in circumstances constituting a Qualifying Termination, in which event, you are required to comply with the terms and conditions applicable to such circumstance. If your employment with the Company terminates on or before August 9, 2024, other than in circumstances constituting a Qualifying Termination, you will be required to repay all of the Cash Payment to the Company within ten (10) business days of such termination. If your employment with the Company terminates on or after August 10, 2024 and on or before February 9, 2025, other than in circumstances constituting a Qualifying Termination, you will be required to repay one-half ($375,000) of the Cash Payment to the Company within ten (10) business days of such termination. If your employment with the Company terminates on or after February 10, 2025 and on or before August 9, 2025, other than in circumstances constituting a Qualifying Termination, you will be required to repay one-fourth ($187,500) of the Cash Payment to the Company within ten (10) business days of such termination. The Company represents that it will issue an appropriate corrective W-2 (W-2 C) in the event of any Clawback Amount is repaid to the Company.

5. Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

6. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company or to interfere in any way with the right of the Company to terminate your employment at any time.

7. Other Benefits. The Cash Payment will not be taken into account in computing the amount of salary or compensation for purposes of determining any severance, bonus, incentive, pension, retirement, death or other benefit under any other severance, bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

8. Governing Law. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Ohio without regard to the conflict of laws provisions thereof.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Cash Payment and supersedes any and all prior agreements or understandings between you and the Company with respect to the Cash Payment, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

11. Section 409A Compliance. The intent of the parties is that the Cash Payment be exempt from the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

12. Voluntary Nature of this Agreement. The Cash Payment and this Agreement are a voluntary decision being offered to you. You understand that accepting this Cash Payment is optional.

Please sign this Agreement if you wish to accept the Cash Payment under the terms and conditions described herein.
By: /s/ Jon Allison                    By: /s/ Matt Bonakdarpour
Jon Allison                        Matt Bonakdarpour
Chief Administrative Officer, Root Inc.            Chief Technology Officer, Root Inc.